Exhibit 23.3

Consent of Independent Auditor

We consent to the use of our report dated December 2, 2011, with respect to the consolidated financial statements of Silverback Media Plc., (the “Company” or “Silverback”) which comprise the consolidated statement of financial position as at December 31, 2009, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, included within Form 8-K/A of Motricity, Inc dated December 2, 2011 and incorporated by reference in the Amendment No. 1 to Registration Statement on Form S-3 filed on Form S-1 of Motricity, Inc. dated January 9, 2012.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

January 9, 2012